Exhibit 10.1

PURCHASE AGREEMENT

THIS AGREEMENT, dated effective as of May 31, 2013, is between DANIEL K. DONKEL (“Donkel”) and SAMUEL H. CADE (“Cade”)(hereinafter collectively referred to as "Sellers") and POLAR PETROLEUM (AK) CORP., an Alaska corporation (hereinafter called "Buyer").

Recitations

1.           State of Alaska Oil and Gas Leases ADL 392123, 392124, 392125, 392126, 392127, 392128, 392129, 392130, 392131, 392132, 392133 and 392134, covering the lands more particularly described on attached Exhibit A (hereinafter called the “Leases”), are owned by the Sellers as reflected by the records of the Division of Oil and Gas, Department of Natural Resources of the State of Alaska; and

2           The Sellers desire to sell and convey the Leases to Buyer, and Buyer desires to purchase and acquire the Leases from Sellers, all upon the terms and conditions hereinafter provided for in this Agreement.

IN CONSIDERATION of the above recitals and of the benefits to be derived by each of the parties to this Agreement, it is hereby agreed as follows:

Agreement

1.           Sale and Purchase:  Subject to the terms and conditions of this Agreement,
Sellers shall transfer, sell and convey to Buyer, and Buyer shall purchase and acquire from the Sellers, all of Sellers’ right, title and interest in and to the Leases.

2.           Purchase Price.  The total purchase price to be paid by the Buyer for the Leases shall be the sum of One Million One Hundred Thousand Dollars ($1,100,000.00) (the "Purchase Price") shall be paid to the Sellers as follows:

(a)           One Hundred Thousand Dollars ($100,000.00) shall be due and payable to Sellers at Closing; and

(b)           The remaining One Million Dollars ($1,000,000.00) shall be evidenced by the Buyer’s execution and delivery to Sellers, at Closing, of its promissory note (the “Buyer Note”), on the terms and subject to the conditions as set forth in the form  of the Buyer Note as attached hereto as Exhibit C. The parties contemplate that amortization of payments under the Buyer Note, assuming timely payment, will be as set forth in Exhibit D attached hereto.

3.           Sellers’ Representations:  Each of the Sellers (who make the following representations only to the extent of the interests owned by each of the Sellers in the Leases) represents, warrants and agrees to and with Buyer that:

(a)           As of the Closing, the Leases are in full force and effect, and Sellers have or will have, as of the Closing, fully complied with all of the terms and provisions thereof which it is obligated to perform for all periods up to the Closing.  Sellers shall own or otherwise have the right to assign and convey or cause to be assigned and conveyed the Leases, all of which shall be free and clear of any liens and encumbrances and provide for a net revenue interest to Sellers of not less than eighty three and one third percent (83.33%), prior to reservation of an overriding royalty equal to four percent (4%) of 8/8ths as provided for herein.

(b)           There is no litigation or governmental investigation or proceeding pending or, to the knowledge of the Sellers, threatened affecting the Leases or which would have the effect of restraining or prohibiting any of the transactions contemplated by this Agreement.

(c)           This Agreement constitutes the valid and binding agreement of Sellers in accordance with its terms, and all instruments required hereunder to be executed by Sellers at the Closing shall constitute valid and binding agreements of Sellers in accordance with their terms.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Sellers;

(d)           This Agreement has been duly executed and delivered by the Sellers and all instruments required hereunder to be delivered by each party at the Closing shall be duly executed and delivered by the Sellers;

(e)           Sellers have incurred no liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Buyer shall have any responsibility whatsoever;

(f)           Sellers shall not enter into any new agreements or commitments or incur, or agree to incur, any contractual obligation or liability (absolute or contingent) affecting or relating to any of the Leases which extend beyond the Closing except in connection with the consummation of the transactions contemplated in this Agreement, without the written consent of Buyer; and

(g)           Sellers have relied upon their own independent investigation made by each of them and their respective representatives, if any, and have made such investigation of the Leases as deemed appropriate under the circumstances. No Seller has been given any oral or written representations or assurances from any other Seller or the Buyer other than as set forth herein.

4.           Buyer's Representations:  The Buyer represents, warrants and agrees to and with the Sellers that:

(a)           This Agreement constitutes the valid and binding agreement of Buyer in accordance with its terms, and all instruments required hereunder to be executed by Buyer at the Closing shall constitute valid and binding agreements of Buyer in accordance with their terms;

(b)           The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of the Buyer.  Buyer has good right and lawful authority to purchase and pay for the Leases as contemplated by this Agreement;

(c)           This Agreement has been duly executed and delivered by Buyer and all instruments required hereunder to be delivered by Buyer at the Closing shall be duly executed and delivered by Buyer;

(d)           Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction, for which Sellers shall have any responsibility whatsoever; and

(e)           Buyer has relied upon his own independent investigation made by him and his respective representatives, if any, and have made such investigation of the Leases as deemed appropriate under the circumstances. Buyer has not been given any oral or written representations or assurance from Sellers other than as set forth herein.

(f)           Buyer acknowledges that it has reviewed and analyzed each of the Leases and that it is aware of, and understands, the rental amounts which may be due and owning during each year of the term of each of the Leases. For informational purposes, Exhibit E is attached hereto which sets forth, by rental due date (to the extent known), the aggregate amount of annual rental payments believed to be due and payable on the Leases in 2014 and 2015.

5.           Sellers’ Conditions of Closing:  The obligations of Sellers under this Agreement are subject, at the option of Sellers, to the satisfaction at or prior to the Closing of the following conditions:

(a)           All representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing; and

(b)           Buyer shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing, including payment on or at Closing of that portion of the Purchase Price which Buyer is obligated to pay as set forth in Section 9(a) below.

Should the above conditions not be satisfied to Sellers’ satisfaction as of the Closing, the Sellers may terminate this Agreement without further obligation and/or liability between the Sellers and/or the Buyer.

6.           Buyer's Conditions of Closing:  The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction at or prior to the Closing of the following conditions:

(a)           All representations and warranties of Sellers contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing; and

(b)           Sellers shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Sellers at or prior to the Closing.

Should the above conditions not be satisfied to Buyer's satisfaction as of the Closing, Buyer shall, as its sole and exclusive remedy, terminate this Agreement without further obligation and/or liability between the Buyer and/or the Sellers.

7.           Closing:  Unless extended pursuant to the terms of this Agreement, the closing of this transaction (the “Closing”) shall be held on or before June 14, 2013, commencing at 1:00 pm, at the offices of Allen & Vellone, P.C., 1600 Stout Street, Suite 1100, Denver, Colorado 80202, or at such other place and time as mutually agreed to by the parties. The actual date on which the Closing occurs shall be known as the “Closing Date.”

8.           Termination:  This Agreement and the transactions contemplated hereby may be terminated (a) by the mutual written consent of Buyer and Sellers; (b) by Sellers if any of the conditions set forth in Section 5 have not been satisfied in all material respects or waived by the Closing Date; (c) by Buyer if any of the conditions set forth in Section 6 have not been satisfied in all material respects or waived by the Closing Date; or (d) unless the Parties agree to extend the Closing Date beyond June 14, 2013, by either Buyer or Sellers if the Closing shall not have been consummated on or before June 14, 2013, provided, however, that the right to terminate this Agreement pursuant to this Section 8(d) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause, or shall have resulted in, the failure of the Closing to occur prior to such date.  Upon termination of this Agreement as provided herein, all obligations of the Parties hereto shall cease and terminate and be without any further force and effect.

9.           Actions at Closing.  At the Closing, the following shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

                      (a)           The Buyer shall pay One Hundred Thousand Dollars ($100,000.00) by wire transfer of immediately available funds to such account(s) and in accordance with wire transfer instructions provided herein, with said amount being allocated between and among the Sellers as follows:

(i)           Samuel H. Cade:                                $75,000.00; and
(ii)           Daniel K. Donkel:                                $25,000.00.

Unless otherwise jointly designated in writing by the Sellers, the Sellers hereby authorize that the foregoing payment, and any and all payments due under the Buyer Note, shall be made by Buyer pursuant to the following wire transfer instructions:

Bank: name:                           First Citizens Bank
701 17th Street
Denver, Colorado 80202
ABA Routing No.:               102089644
Account Name:                     Allen & Vellone, P.C. COLTF Trust Account

(b)           The Buyer shall execute and deliver to Daniel K. Donkel, for and on behalf of the Sellers, the Buyer Note, in the form and substance as set forth in Exhibit C attached hereto, pursuant to the terms of Section 2(b) above;

(c)           The Buyer shall execute, acknowledge (where applicable) and deliver,  or cause to be executed, acknowledged (where applicable) and delivered, to Daniel K. Donkel, for and on behalf of the Sellers, four (4) copies of an Assignment in the form attached as Exhibit B (or then approved Assignment form) transferring one hundred percent (100%) of the record title in and to State of Alaska Oil and Gas Lease ADL 392131, 392133 and 392134 from Sellers to Buyer, but reserving to Sellers (in the proportions of twenty five percent (25%) to Donkel and seventy five percent (75%) to Cade), an overriding royalty equal to four percent (4%) of 8/8ths free and clear of all costs and expenses of production, which overriding royalty shall also apply to all renewals and extensions of the subject Leases;

(d)           As collateral and security for its performance under the terms of this Agreement and in accordance with the terms of a Document Escrow Agreement executed by the parties, the Buyer shall execute, acknowledge (where applicable) and deliver, or cause to be executed, acknowledged (where applicable) and delivered, to Allen & Vellone, P.C., as escrow agent, four (4) copies of an Assignment in the form attached as Exhibit B (or then approved Assignment form) whereby the Buyer shall re-assign and re-convey to the Sellers one hundred percent (100%) of the record title in and to State of Alaska Oil and Gas Lease ADL 392131, 392133 and 392134, subject to the reservation to Sellers (in the proportions of twenty five percent (25%) to Donkel and seventy five percent (75%) to Cade), an overriding royalty equal to four percent (4%) of 8/8ths free and clear of all costs and expenses of production.

(e)           At the Closing and thereafter as may be necessary, all of the parties hereto shall, without further consideration, execute, acknowledge and deliver such other instruments or documents and shall take such other action as may be necessary to carry out their respective obligations under this Agreement.

10.           Execution and Delivery of Lease Assignments.

(a)           Promptly upon receipt of the executed Buyer Note as provided for in Section 9(b) above and receipt of the four (4) copies of the Assignments executed and acknowledged by Buyer pursuant to Section 9(c) above,  the Sellers shall execute, acknowledge (where applicable), deliver and file with the Division of Oil and Gas, Department of Natural Resources of the State of Alaska, or cause to be executed, acknowledged (where applicable), delivered and filed with the Division of Oil and Gas, Department of Natural Resources of the State of Alaska, the subject Assignments executed and acknowledged by Buyer and Sellers as provided for herein.

(b)           Upon receipt of the final payment due on the Buyer Note as provided for in Section 2(b) above, and provided that the Buyer has fully and timely paid any and all annual lease payments due on all of the Leases, the Sellers shall prepare and deliver to Buyer for its execution and acknowledgement (where applicable) four (4) copies of Assignments for each of the Leases (except for Alaska Oil and Gas Lease ADL 392131, 392133 and 392134) in the form attached as Exhibit B (or then approved Assignment form) transferring 100% of the record title to the subject Leases from Sellers to Buyer, or the Buyer’s designee, but reserving to Sellers (in the proportions of twenty five percent (25%) to Donkel and seventy five percent (75%) to Cade), an overriding royalty equal to four percent (4%) of 8/8ths free and clear of all costs and expenses of production, which overriding royalty shall also apply to all renewals and extensions of all of the subject Leases. The Buyer shall return all of the executed and acknowledged Assignments to Daniel K. Donkel, for and on behalf of the Sellers, whereupon the Sellers shall execute, acknowledge (where applicable), deliver and file with the Division of Oil and Gas, Department of Natural Resources of the State of Alaska, or cause to be executed, acknowledged (where applicable), delivered and filed  with the Division of Oil and Gas, Department of Natural Resources of the State of Alaska (as applicable), the subject Assignments as executed by Buyer and the Sellers.

11.           Post-Closing Obligations of Buyer.  After the Closing, the Buyer covenants and agrees to do the following:

(a)           Buyer or its designee shall assume all obligations of Sellers under the Leases for all periods from and after the date of Closing, including the obligation to timely pay all annual rental payments thereafter due under all Leases. Buyer or its designee shall, at least thirty (30) days in advance of a rental payment due date (15 days in advance of a rental payment due date if the Buyer Note is paid in full), pay any and all annual rental amounts due and owing under the Leases, and shall promptly provide the Sellers with written notice and document(s) evidencing the payment of such annual rental payments.

(b)           Promptly after the final payment due on the Buyer Note payable to Sellers as executed and delivered pursuant to Section 9(b) above, the Buyer shall provide the Sellers with written instructions as to whether the Assignments to be executed and delivered by the Sellers with respect to the Leases are to be issued into the name of the Buyer or a Buyer’s designee together with all applicable information necessary to complete said Assignments. If Buyer fails to provide such written instructions within three (3) weeks after the final payment made on the Buyer Note, the Sellers shall be authorized to execute and deliver the Assignments with respect to the Leases into the name of only the Buyer.

(c)           After the Buyer receives Assignments from the Sellers with respect to the Leases as provided for in subsection (b) above, the Buyer agrees to continue to pay annual rental amounts due on any and all of the Leases and to provide written notice and evidence of such payments to the Sellers not later than fifteen (15) days prior to the rental payment due date. If the  Buyer has not paid the annual rental amount on any Lease within fifteen (15) days prior to the rental payment due date, then Sellers (or any one of the Sellers) shall have the right, but not the obligation, to pay the annual rental amount(s) due on the subject Lease(s) and, in the event of Sellers payment of any such rental amount(s), Sellers shall provide written notice and evidence of such payment to Buyer, and Buyer shall be specifically obligated to execute and deliver to Sellers, or their designee(s), within seven (7) days of Buyer’s receipt of Sellers’ notice, four (4) original sets of Assignments of the subject Leases to the Sellers, free and clear of all liens and encumbrances except the overriding royalties created by this Agreement, such Assignment to be on a DNR approved form and reasonably acceptable to Sellers or their designee(s). In the event that Buyer fails to timely deliver to the Sellers the appropriate Assignments of the Lease(s) as required under this subsection, Buyer shall be obligated to pay Sellers, as liquidated damages, $100.00 per day for each day the Buyer is obligated but fails to execute and deliver the required assignments. The foregoing per day amount payable to Sellers shall be considered liquidated damages by the parties as it is agreed that actual damages to Sellers for Buyer’s failure to execute and deliver the assignment are difficult to ascertain with certainty and that the payment provided herein is a reasonable estimate of such damages.

(d)           In the event that any of the Leases terminate due to Buyer’s failure to pay annual rentals in accordance with Sections 11(a) and 11(c), and Buyer or an Affiliate of Buyer, directly or indirectly, acquires an interest in all or any portion(s) of any reconfigurations of land described in the subject Leases in the first State of Alaska oil and gas lease sale after termination, whether or not all of said lands are offered in the same lease sale, then Buyer hereby covenants and agrees to transfer to the Sellers (in the proportions of twenty five percent (25%) to Donkel and seventy five percent (75%) to Cade) an aggregate two percent (2%) overriding royalty interest in such lease(s). Notwithstanding anything to the contrary, this shall be the sole and exclusive remedy to Sellers related to any terminated Leases as referenced herein. For purposes of this Agreement, “Affiliate” shall mean, with respect to a Party, any company or legal entity which (i) controls either directly or indirectly such Party, (ii) which is controlled directly or indirectly by such Party, or (iii) is directly or indirectly controlled by a company or entity which directly or indirectly controls such Party.  “Control” means the right to exercise fifty percent (50%) or more of the voting rights in the appointment of the directors, members or similar governing body of such company.

(e)           During the period from Closing until the date on which the Buyer Note is paid in full, the Buyer covenants and agrees, unless specifically waived, or consented to, by Sellers in writing, as follows: (i) Buyer will not sell, farmout, encumber, lease, transfer, license, grant an option to purchase or preferential purchase right with respect to, dispose of, or otherwise burden or grant additional overriding royalty interests on any of the Leases; and (ii) Buyer shall promptly notify Sellers upon receipt of notice of any dispute or claim relating to any of the Leases.

(f)            Upon written request made by Sellers while the Buyer Note remains unpaid, the Buyer shall promptly (in no event more than thirty (30) days from receipt of the written request) execute and deliver to the Sellers such documents or instruments which secures payment of the Buyer Note (including, without limitation, a Mortgage, security agreement or other collateral document), in form and substance satisfactory to Sellers, and shall perform all such acts and things as Sellers may from time to time reasonably request or as may be necessary or appropriate to establish and maintain a mortgage and/or collateral or security interest in and to ADL 392131, 392133 or 392134 for the benefit and use of the Sellers and to secure payment of the Buyer Note.

(g)           The Buyer agrees to execute, acknowledge (where applicable) and deliver to, or cause to be executed, acknowledged (where applicable) and delivered to, Allen & Vellone, P.C., as escrow agent under the Document Escrow Agreement executed by the parties, four (4) copies of new, replacement Assignments as referenced in Section 9(d) above.  These new Assignments shall be executed, acknowledged and delivered by Buyer in intervals of no more than every 75 days until the Buyer Note is fully paid. The new Assignments shall replace the last set of Assignments executed and delivered pursuant to this subsection. The parties acknowledge and agree that this provision is intended to insure that Assignments held in escrow are always in current approved form and that the Assignments have been executed by Buyer within the last 90 days in compliance with applicable Alaska Division of Oil & Gas policies and procedures. In the event that Buyer fails to timely deliver to the Sellers the appropriate new Assignments as required under this subsection, Buyer shall be obligated to pay Sellers, as liquidated damages, $100.00 per day for each day the Buyer is obligated but fails to execute and deliver the required assignments. The foregoing per day amount payable to Sellers shall be considered liquidated damages by the parties as it is agreed that actual damages to Sellers for Buyer’s failure to execute and deliver the assignment are difficult to ascertain with certainty and that the payment provided herein is a reasonable estimate of such damages.

12.           Post-Closing Obligations of Sellers.  After the Closing, the Sellers covenant and agree to do the following:

(a)           Upon release from the escrow account to them of the Assignments executed and delivered by Buyer pursuant to Section 9(d) above, the Sellers shall hold such Assignments until the earlier of: (i) the date when all amounts due under the Buyer Note have been paid in full, or (ii) the date when an event of default by the Buyer exists under the terms and provisions of this Agreement. Upon an event occurring under subsection (i) herein, the Sellers shall either destroy the subject Assignments and provide written notice to Buyer of destruction of the subject Assignments, or return the subject Assignments to the Buyer. Upon an event occurring under subsection (ii) herein, the Sellers shall have the right to deliver and file the subject Assignments with the Division of Oil and Gas, Department of Natural Resources of the State of Alaska, as if such Assignments had been executed and delivered by Buyer as required by the provisions of Section 14(b)(i)(aa) below and thereby cause the re-conveyance from the Buyer to the Sellers of the ownership rights in and to all of the subject Leases referenced in such Assignments.  If for any reason the Division of Oil and Gas, Department of Natural Resources of the State of Alaska will not file, or otherwise refuses to file, the subject Assignments held by Sellers as provided for herein, the Buyer shall continue to be obligated to comply with, and abide by, the terms and provisions of Section 14(b)(i)(aa) and Section 15(l) below.

13.           Limitation of Liability; Indemnification. If a Seller has properly executed, acknowledged and delivered any and all Assignments attributable to his interest in the Leases and otherwise performed all obligations imposed on him pursuant to this Agreement, the Buyer shall not have any claim or remedy against such Seller. Each Seller (the “Indemnitor”) shall indemnify and hold the other Seller harmless with respect to any claim, damage, liable and cost or expense (including reasonable attorney’s fees) attributable to any act, omission or other conduct of the Indemnitor in connection with this Agreement.

14.           Events of Default and Remedies.

(a)           Events of Default.  The occurrence of any one or more of the following events shall constitute an event of default (“Event of Default”) hereunder:

(i)           If the Buyer fails to pay any installment amount due and payable under the Buyer Note within ten (10) of its due date;

(ii)           If the Buyer fails to timely pay any annual rental payment due on the Leases as provided for in Section 11(a) and/or Section 11(c) above;

(iii)           Any warranty, representation or statement made or furnished by one party to another party herein proves to have been false or incorrect in any material respect when made or furnished;

(iv)           Except as otherwise provided for herein, the sale, transfer, assignment of a Lease by the Buyer, the grant of any lien, encumbrance or additional burden on a Lease by the Buyer, or the making of any levy, seizure or attachment of a Lease;

(v)           The failure by any party to this Agreement to perform or comply with any non-monetary obligation imposed upon it pursuant to this Agreement, which failure shall continue for a period of fifteen (15) days after receipt of written notice thereof from the non-defaulting party. If, prior to the expiration of such fifteen (15) day period, the defaulting party shall have cured such default, or if the default can not be cured within fifteen (15) days, the defaulting party shall have in good faith commenced and be diligently proceeding to cure, and shall cure, such default within forty five (45) days, then such party shall not be deemed to be in default; and

(vi)           The Buyer shall (1) dissolve or terminate its existence, (2) apply for or consent to the appointment of a receiver, trustee or liquidator of itself or for its property, (3) be unable, or admit in writing its inability, to pay its debts as they mature, (4) make a general assignment for the benefit of creditors, (5) be adjudicated as bankrupt or insolvent, or (6) have filed a voluntary petition in bankruptcy, or a petition or answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any insolvency law, or an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or take any other action for the purpose of effecting any of the foregoing.

(b)           Remedies.  Upon the occurrence of an Event of Default or at any time thereafter, the non-defaulting party may pursue any and all rights or remedies available to it, whether at law, in equity, by statute or otherwise, to enforce collection of all amounts and/or performance of all other obligations due and owing to it. If they are the non-defaulting party, the Sellers may pursue any and all of the foregoing rights and remedies and may further pursue other specific remedies including, without limitation, the following:

(i)           If an Event of Default arises under Section 14(a)(i), Section 14(a)(ii) or Section 14(a)(iii) above, the Sellers may, at their option and without notice and in addition to any other right or remedy available, accelerate any and all unpaid amounts due and owing under the Buyer Note which shall thereafter be immediately due and payable together with default interest thereon. Thereafter, the Sellers may pursue, at their option and sole discretion, one, more and/or all of the following rights and remedies:

(aa)           Upon thirty (30) days advance written notice to the Buyer, the Buyer shall execute and deliver to Sellers, or their designee(s), within seven (7) days of Buyer’s receipt of Sellers’ notice, four (4) original sets of Assignments in the form attached hereto as Exhibit B (or then approved Assignment form) transferring all right, title and interest in ADL 392131, 392133 and 392134 from Buyer to Sellers, free and clear of all liens and encumbrances except the overriding royalties created by this Agreement. In the event that Buyer fails to timely deliver to Sellers the appropriate assignments as required under this subsection, the Sellers shall be entitled to the right of specific performance to effect the foregoing transfer, assignment and conveyance by Buyer to Sellers of the said Leases. Buyer shall be obligated to pay Sellers, as liquidated damages, $100.00 per day for each day the Buyer is obligated but fails to execute and deliver the required assignments. The foregoing per day amount payable to Sellers shall be considered liquidated damages by the parties as it is agreed that actual damages to Sellers for Buyer’s failure to execute and deliver the assignment are difficult to ascertain with certainty and that the payment provided herein is a reasonable estimate of such damages.

(bb)           The Buyer shall be specifically obligated to transfer, assign and deliver to the Sellers any and all geological and geophysical data and information, any and all non-proprietary seismic data and information, drilling permits, applications and related documents and all other pertinent information and data applicable to the subject Leases. The parties acknowledge and agree that the foregoing right of Sellers to receive data and information applicable to potential production from the subject Leases is an agreed, bargained for and acceptable exercise of the Sellers’ security and collateral rights granted and conveyed by Buyer to Sellers to insure payment of all amounts due and owing under the Buyer Note and the payment of annual rental amounts due under the Leases.

(cc)           The Sellers shall, upon thirty (30) days advance written notice to the Buyer, be entitled to retain, and not be further obligated to convey or assign to the Buyer, any and all right, title and interest in and to the Leases which have not yet been transferred and assigned to Buyer as set forth in Section 10(b) above. The parties acknowledge and agree that the foregoing retention right with respect to the unassigned Leases is an agreed, bargained for and acceptable exercise of the Sellers’ security and collateral rights and remedies granted by Buyer to Sellers to insure payment of all amounts due and owning under the Buyer Note and satisfaction of Buyer’s other obligations and agreements set forth herein.

(dd)           The Sellers shall be entitled to retain, and Buyer shall not be able to recoup or recover by any means, any amount(s) paid on the Buyer Note up to and including the date when an Event of Default occurred. The parties acknowledge and agree that the foregoing right of Sellers to retain amounts paid under the Buyer Note, and not allow any payment(s) to be recouped or recovered by Buyer, is an agreed, bargained for and acceptable exercise of the Sellers’ security and collateral rights and remedies granted by Buyer to Sellers to insure payment of all amounts due and owning under the Buyer Note and satisfaction of Buyer’s other obligations and agreements set forth herein.

(ii)           If an Event of Default arises under any provision of Section 14(a) above, the Seller and/or Buyer may, at its and/or their option and without notice, pursue any and all other rights and remedies which may be available.

(c)           Remedies Cumulative.  Each and every right, power and remedy hereunder shall be cumulative and shall be in addition to every other right, power and remedy now or hereafter existing at law, in equity, by statute or otherwise. Each and every right, power and remedy may be exercised from time to time as often and in such order as may be determined by a party, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by a party in the exercise of any right, power or remedy shall impair any such right, power or remedy or be construed to be a waiver of any default or to be an acquiescence therein.

(5)           Attorney’s Fees.  In the event of any litigation between the parties concerning enforcement of, or remedies under, the terms of this Agreement, the court shall award the prevailing party its costs and expenses, including reasonable attorney’s fees, incurred in connection with such litigation.

15.           Miscellaneous:

(a)           Governing Law.  This Agreement and all instruments executed in accordance with it shall be governed by and interpreted in accordance with the laws of the State of Alaska, without regard to conflict of law rules that would direct application of the laws of another jurisdiction.

(b)           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supercedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the parties hereto.

(c)           Survival.  The terms and provisions of Section 2(b) and Sections 8 through 15 shall survive the Closing.  All other terms and provisions of this Agreement shall terminate two (2) years following the Closing Date.

(d)           Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(e)           Captions.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(f)           Assignment.  Prior to the Closing, no party hereto shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties, and any assignment made without such consent shall be void ab initio.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted heirs, successors and assigns.

(g)           Notices.  Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery or by depositing same in the mail, addressed to the party to be notified, postage pre-paid, and registered or certified with a return receipt requested.  Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt.  Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee.  For purposes of notice, the addresses of the parties shall be as follows:

Sellers’ Mailing Address:

Daniel K. Donkel
3000 North Atlantic Ave., 6th Floor
Daytona Beach, Florida 32118

Samuel H. Cade
3410 Amberwood Lane
Prosper, TX 75078

Buyer's Mailing Address:

Polar Petroleum (AK) Corp.
4300 B Street, Suite 505
Anchorage, Alaska 99503

Escrow Agent’s Mailing Address:

Allen & Vellone, P.C.
1600 Stout Street, Suite 1100
Denver, Colorado 80202
Attn.: Patrick J. Russell

Each party shall have the right, upon giving ten (10) days' prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice.

(h)           Expenses.  Except as otherwise provided herein, each party shall be solely responsible for all expenses incurred by it in connection with this transaction.

(i)           No Partnership.  Nothing contained in this Agreement shall be deemed to create a joint venture, partnership or agency relationship between the Parties.

(j)           Time of Essence.  Time is of the essence in the performance of this Agreement.

(k)           Joint Preparation.  This Agreement shall be deemed for all purposes to have been prepared through the joint efforts of the parties hereto and shall not be construed for or against one party or any other party as a result of the preparation, submittal, drafting, execution or other event of negotiation hereof.

(l)           Further Assurances.  All of the parties hereto shall, without further consideration, execute, acknowledge and deliver such other documents and instruments and take such other action as may be necessary to carry out their obligations under this Agreement.

(m)           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

(n)           Counterpart Execution.  For the sake of simplicity in execution, this Agreement may be executed by original or telefax signature in any number of counterparts, each of which shall be deemed an original hereof.  All counterparts of this Agreement which are executed by telefax signature shall be valid and binding as original signatures for all purposes (evidentiary or otherwise).

EXECUTED as of the respective acknowledgment dates of the signatory parties; effective as of the date first above mentioned.

___           /s/ Daniel K. Donkel_____________________
DANIEL K. DONKEL

___           /s/ Samuel H. Cade_____________________.
SAMUEL H. CADE

SELLERS

POLAR PETROLEUM (AK) CORP.

By__           /s/  Daniel Walker_______________________
Daniel Walker, President

BUYER

EXHIBIT A

NORTH POINT THOMSON LEASES

ADL 392123 Legal Description:

Tract 85

T. 010N., R. 024E., Umiat Meridian, Alaska.

Section 3, Protracted, All tide and submerged land shoreward of or located within the line fixed by coordinates found in Exhibit A of the final decree in U.S. v. Alaska, No. 84 Original, 106.05 acres;
Section 4, Protracted, All tide and submerged land shoreward of or located within the line fixed by coordinates found in Exhibit A of the final decree in U.S. v. Alaska, No. 84 Original, 239.01 acres;
Section 9, Protracted, All, 640.00 acres;
Section 10, Protracted, All, 640.00 acres;

This Tract (85) contains 1,625.06 acres, more or less.

Note:  The final decree in U.S. v. Alaska, No. 84 Original, fixed the offshore boundary between the United States and the State of Alaska in the Chukchi and Beaufort Seas. The acreage figures were taken from the State township diagrams depicting the offshore Federal/State boundary approved by the State of Alaska on February 28, 1997.

ADL 392124 Legal Description:

Tract 88

T. 010N., R. 024E., Umiat Meridian, Alaska.

Section 15, Protracted, N1/2, S1/2 excluding oil and gas lease ADL 312866, 452.75 acres;
Section 16, Protracted, N1/2, S1/2 excluding oil and gas lease ADL 312866, 408.92 acres;
Section 22, Protracted, E1/2E1/2 excluding oil and gas leases ADL 312866 and ADL 343109, 49.93 acres;

This Tract (88) contains 911.60 acres, more or less.

ADL 392125  Legal Description:

Tract 94

T. 010N., R. 023E., Umiat Meridian, Alaska.

Section 3, Protracted, All, 640.00 acres;
Section 4, Protracted, All, 640.00 acres;
Section 9, Protracted, N1/2N1/2 excluding oil and gas lease ADL 389730, 42.92 acres;
Section 10, Protracted, N1/2N1/2 excluding oil and gas lease ADL 389730, 50.33 acres;

This Tract (94) contains 1,373.25 acres, more or less.

ADL 392126 Legal Description:

Tract 95

T. 010N., R. 023E., Umiat Meridian, Alaska.

Section 5, Protracted, All, 640.00 acres;
Section 6, Protracted, All, 609.00 acres;
Section 7, Protracted, N1/2N1/2 excluding oil and gas lease ADL 312862, 28.12 acres;
Section 8, Protracted, N1/2N1/2 excluding oil and gas leases ADL 312862 and ADL 389730, 35.90 acres;

This Tract (95) contains 1,313.02 acres, more or less.

ADL 392127 Legal Description:

Tract 102

T. 011N., R. 023E., Umiat Meridian, Alaska.

Section 27, Protracted, All tide and submerged land shoreward of or located within the line fixed by coordinates found in Exhibit A of the final decree in U.S. v. Alaska, No. 84 Original, 3.90 acres;
Section 28, Protracted, All tide and submerged land shoreward of or located within the line fixed by coordinates found in Exhibit A of the final decree in U.S. v. Alaska, No. 84 Original, 162.94 acres;
Section 33, Protracted, All, 640.00 acres;
Section 34, Protracted, All tide and submerged land shoreward of or located within the line fixed by coordinates found in Exhibit A of the final decree in U.S. v. Alaska, No. 84 Original, 520.10 acres;
Section 35, Protracted, All tide and submerged land shoreward of or located within the line fixed by coordinates found in Exhibit A of the final decree in U.S. v. Alaska, No. 84 Original, 104.08 acres;

This Tract (102) contains 1,431.02 acres, more or less.

Note:  The final decree in U.S. v. Alaska, No. 84 Original, fixed the offshore boundary between the United States and the State of Alaska in the Chukchi and Beaufort Seas. The acreage figures were taken from the State township diagrams depicting the offshore Federal/State boundary approved by the State of Alaska on February 28, 1997.

ADL 392128 Legal Description:

Tract 103

T. 011N., R. 023E., Umiat Meridian, Alaska.

Section 29, Protracted, All tide and submerged land shoreward of or located within the line fixed by coordinates found in Exhibit A of the final decree in U.S. v. Alaska, No. 84 Original, 364.22 acres;
Section 30, Protracted, All tide and submerged land shoreward of or located within the line fixed by coordinates found in Exhibit A of the final decree in U.S. v. Alaska, No. 84 Original, 436.39 acres;
Section 31, Protracted, All, 607.00 acres;
Section 32, Protracted, All, 640.00 acres;

This Tract (103) contains 2,047.61 acres, more or less.

Note:  The final decree in U.S. v. Alaska, No. 84 Original, fixed the offshore boundary between the United States and the State of Alaska in the Chukchi and Beaufort Seas. The acreage figures were taken from the State township diagrams depicting the offshore Federal/State boundary approved by the State of Alaska on February 28, 1997.

ADL 392129 Legal Description:

Tract 104

T. 010N., R. 022E., Umiat Meridian, Alaska.

Section 1, Protracted, All, 640.00 acres;
Section 2, Protracted, All, 640.00 acres;
Section 11, Protracted, N1/2N1/2 excluding oil and gas leases ADL 312862 and ADL 377017, 17.78 acres;
Section 12, Protracted, N1/2N1/2 excluding oil and gas lease ADL 312862, 23.48 acres;

This Tract (104) contains 1,321.26 acres, more or less.

ADL 392130 Legal Description:

Tract 105

T. 010N., R. 022E., Umiat Meridian, Alaska.

Section 3, Protracted, All, 640.00 acres;
Section 4, Protracted, All, 640.00 acres;
Section 9, Protracted, N1/2N1/2 excluding oil and gas lease ADL 377017, 7.75 acres;
Section 10, Protracted, N1/2N1/2 excluding oil and gas lease ADL 377017, 12.54 acres;

This Tract (105) contains 1,300.29 acres, more or less.

ADL 392131 Legal Description:

Tract 106

T. 010N., R. 022E., Umiat Meridian, Alaska.

Section 5, Protracted, All, 640.00 acres;
Section 6, Protracted, N1/2, N1/2S1/2 excluding oil and gas lease ADL 377016, 608.36 acres;
Section 7, Protracted, N1/2N1/2 excluding oil and gas lease ADL 377016, 0.24 acres;
Section 8, Protracted, N1/2N1/2 excluding oil and gas leases ADL 377016 and ADL 377017, 3.40 acres;

This Tract (106) contains 1,252.00 acres, more or less.

ADL 392132 Legal Description:

Tract 113

T. 011N., R. 022E., Umiat Meridian, Alaska.

Section 25, Protracted, All tide and submerged land shoreward of or located within the line fixed by coordinates found in Exhibit A of the final decree in U.S. v. Alaska, No. 84 Original, 452.95 acres;
Section 26, Protracted, All tide and submerged land shoreward of or located within the line fixed by coordinates found in Exhibit A of the final decree in U.S. v. Alaska, No. 84 Original, 418.98 acres;
Section 35, Protracted, All, 640.00 acres;
Section 36, Protracted, All, 640.00 acres;

This Tract (113) contains 2,151.93 acres, more or less.

Note:  The final decree in U.S. v. Alaska, No. 84 Original, fixed the offshore boundary between the United States and the State of Alaska in the Chukchi and Beaufort Seas. The acreage figures were taken from the State township diagrams depicting the offshore Federal/State boundary approved by the State of Alaska on February 28, 1997.

ADL 392133 Legal Description:

Tract 114

T. 011N., R. 022E., Umiat Meridian, Alaska.

Section 27, Protracted, All tide and submerged land shoreward of or located within the line fixed by coordinates found in Exhibit A of the final decree in U.S. v. Alaska, No. 84 Original, 522.46 acres;
Section 28, Protracted, All tide and submerged land shoreward of or located within the line fixed by coordinates found in Exhibit A of the final decree in U.S. v. Alaska, No. 84 Original, 576.37 acres;
Section 33, Protracted, All, 640.00 acres;
Section 34, Protracted, All, 640.00 acres;

This Tract (114) contains 2,378.83 acres, more or less.

Note:  The final decree in U.S. v. Alaska, No. 84 Original, fixed the offshore boundary between the United States and the State of Alaska in the Chukchi and Beaufort Seas. The acreage figures were taken from the State township diagrams depicting the offshore Federal/State boundary approved by the State of Alaska on February 28, 1997.

ADL 392134 Legal Description:

Tract 115

T. 011N., R. 022E., Umiat Meridian, Alaska.

Section 19, Protracted, All tide and submerged land shoreward of or located within the line fixed by coordinates found in Exhibit A of the final decree in U.S. v. Alaska, No. 84 Original, 43.64 acres;
Section 20, Protracted, All tide and submerged land shoreward of or located within the line fixed by coordinates found in Exhibit A of the final decree in U.S. v. Alaska, No. 84 Original, 21.92 acres;
Section 29, Protracted, All tide and submerged land shoreward of or located within the line fixed by coordinates found in Exhibit A of the final decree in U.S. v. Alaska, No. 84 Original, 639.89 acres;
Section 30, Protracted, All, 604.00 acres;
Section 31, Protracted, All, 607.00 acres;
Section 32, Protracted, All, 640.00 acres;

This Tract (115) contains 2,556.45 acres, more or less.

Note:  The final decree in U.S. v. Alaska, No. 84 Original, fixed the offshore boundary between the United States and the State of Alaska in the Chukchi and Beaufort Seas. The acreage figures were taken from the State township diagrams depicting the offshore Federal/State boundary approved by the State of Alaska on February 28, 1997.

EXHIBIT B

ASSIGNMENT FORM

EXHIBIT C

PROMISSORY NOTE

$ 1,000,000.00	May 31, 2013
Anchorage, Alaska

FOR VALUE RECEIVED, the undersigned, POLAR PETROLEUM (AK) CORP. promises to pay to the order of SAMUEL H. CADE and DANIEL K. DONKEL (the “Holders”) the principal sum of ONE MILLION and no/100s Dollars (US $1,000,000.00) together with interest at the annual rate of three-tenths of one percent (0.30%), which shall be due and payable to the Holders on the following dates and in the indicated amounts, unless sooner paid or extended by the Holders:

$125,000 in principal plus accrued interest on the unpaid principal shall be due and payable on or before September 14, 2013;
$125,000 in principal plus accrued interest on the unpaid principal shall be due and payable on or before December 14. 2013;
$125,000 in principal plus accrued interest on the unpaid principal shall be due and payable on or before March 14, 2014;
$125,000 in principal plus accrued interest on the unpaid principal shall be due and payable on or before June 14, 2014;
$125,000 in principal plus accrued interest on the unpaid principal shall be due and payable on or before September 14, 2014;
$125,000 in principal plus accrued interest on the unpaid principal shall be due and payable on or before December 14, 2014;
$125,000 in principal plus accrued interest on the unpaid principal shall be due and payable on or before March 14, 2015; and
$125,000 in principal plus accrued interest on the unpaid principal shall be due and payable on or before June 14, 2015 (the “Maturity Date”).

All payments of principal and interest shall be made by wire transfer of immediately available funds in accordance with the wire transfer instructions which the Holders authorized and provided in connection with the closing of the Purchase Agreement dated effective as of May 31, 2013, or shall be made pursuant to such other wire transfer instructions as the Holders shall jointly designate in writing. If any date on which a payment of principal and interest is due is a Saturday, Sunday or legal holiday, the payment shall be due on the next day which is not a Saturday, Sunday or legal holiday.

AT THE OPTION of the Holders, the payment of all principal and interest due in accordance with the terms of this Note shall be accelerated and shall immediately be due and payable, without notice or demand, upon any default in the payment provided for herein subject to a ten (10) day grace period.

AFTER MATURITY or acceleration, unpaid principal and accrued interest shall bear interest at the rate of twelve percent (12%) per annum until paid in full. The undersigned agrees to pay to the Holder on demand all costs and expenses (including reasonable attorney’s fees), if any, paid or incurred by the Holder hereof in connection with the enforcement of any of the rights and remedies of the Holder under this Note.

THE UNDERSIGNED shall have the right to make prepayments of principal in an amount not less than $100,000 at any time without premium or penalty, provided that such prepayment shall not defer or postpone the scheduled date of payment for any remaining installment payment provided for herein.

THIS NOTE is secured by the terms and provisions set forth under that certain Purchase Agreement dated effective as of May 31, 2013 by and between the Holders and the undersigned.

THE UNDERSIGNED hereby waives demand and presentment for payment, notice of dishonor, protest, notice of acceleration and diligence in collection and consents to any extension or modification of time for payment or partial payment of this Note, before, at or after maturity, to the addition or release of any other party primarily or secondarily liable for the payment of the indebtedness evidenced by this Note. This Note shall be governed by and construed in accordance with the laws of the State of Alaska.

EXECUTED on this 31 day of May, 2013.

POLAR PETROLEUM  (AK) CORP.,
an Alaska corporation

By /s/ Daniel Walker
                                                            Daniel Walker, President

EXHIBIT D

AMORTIZATION SCHEDULE

The following amortization schedule is for the $1,000,000.00 promissory note made by Polar Petroleum (AK) Corp. dated May 31, 2013, payable to Daniel K. Donkel and Samuel H. Cade, assuming that all payment amounts are timely paid thereunder:

      Principal                                             Interest                                            Payment                                      Unpaid
  Date                           Amount                             Amt (0.30%)                                      Amt                                           Principal Amt.

06/14/13*                                                                                                                                      $ 1,000,000.00
(Closing)

09/14/13                      $ 125,000.00                                           $   750.00*                              $125,750.00*                             $    875,000.00

12/14/13                      $ 125,000.00                                           $   656.25                                $125,656.25                                $    750,000.00

03/14/14                      $ 125,000.00                                           $   562.50                                $125,562.50                                $    625,000.00

06/14/14                      $ 125,000.00                                           $   468.75                                $125,468.75                                $    500,000.00

09/14/14                      $ 125,000.00                                           $   375.00                                $125,375.00                                $    375,000.00

12/14/14                      $ 125,000.00                                           $   281.25                                $125,281.25                                $    250,000.00

03/14/15                      $ 125,000.00                                           $   187.50                                $125,187.50                                $    125,000.00

06/14/15                      $ 125,000.00                                           $     93.75                                $125,093.75                                $               0.00

*   Assumes 6/14/13 closing. If closing occurs on earlier date, the interest due on 9/14/13 must be re-calculated and payment amount due on 9/14/13 must also be adjusted.

EXHIBIT E

SCHEDULE OF RENTAL PAYMENTS

The following provides, by specific dates, the total amount of rental payments which are due and payable on certain number of Alaska oil and gas leases containing the indicated total acreage, based on the indicated rental amount per acre.

A.           Issued Leases.

Rental                           Number
  Due                                 of                              Total                                     Rental                         Total Rental
  Date             Leases                        Acreage                               Rate/Acre                    Payment Amt.

01/01/2014                           6                       12,190.90                                $  1.50                      $  18,286.35
03/01/2014                           1                         1,373.25                                $  1.50                      $    2,059.88
03/01/2014                           5                         6,098.17                                $10.00                      $  60,981.70

01/01/2015                           6                       12,190.90                                $  2.00                      $  24,381.80
03/01/2015                           1                         1,373.25                                $  2.00                      $    2,746.50
03/01/2015                           5                         6,098.17                                $10.00                      $  60,981.70